FOR IMMEDIATE RELEASE: Thursday, August 3, 2006

CONTACT: Bradley T Nielson
President and Chief Executive Officer
Paul R. Killpack
Chief Financial Officer
MITY Enterprises, Inc.
801-224-0589

    MITY ENTERPRISES, INC. DIRECTORS APPROVE ADDITIONAL STOCK REPURCHASE

OREM, UTAH - MITY Enterprises, Inc. (Nasdaq: MITY), designer, manufacturer and marketer of a variety of institutional furniture, today announced that its Board of Directors has approved the repurchase of up to 400,000 additional shares of the Company's common stock from time to time in open market and negotiated or block transactions, including potential repurchases from shareholders who are directors of the Company. The authorization of 400,000 additional shares brings the number of shares authorized for repurchase since 2005 to 1,250,000 and leaves 484,171 shares of stock remaining in the stock buy back authorization. Following the buy back, the Company will have approximately 3.2 million shares of common stock outstanding. The program is effective immediately.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mityinc.com.

This press release contains forward-looking statements related to the possible repurchase of up to 400,000 additional shares of the Company's common stock, the Company's belief that this repurchase program will provide a sound return to investors, and the Company's flexibility to fund this repurchase program because of its strong balance sheet. The Company may elect, at any time and for any number of reasons, not to repurchase some or all of the indicated shares. Various uncertainties, including general economic and furniture industry uncertainties, the market price of the Company's Common Stock, and the risk factors listed in the Company's filings with the Securities and Exchange Commission, may adversely affect the Company's balance sheet and its desire and ability to effect repurchases in the future.